                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 21st day of June, is entered into by Physicians Quality Care, Inc., a Delaware corporation with its principal place of business at 950 Winter Street, Suite 2410, Waltham, MA 02154 (the "Company"), and Dr. Arlan Fuller, Jr., residing at 6 Mystic Valley Parkway, Winchester, MA 01890 ("Fuller").

     The Company recognizes that the future growth, profitability and success of the business of the Company will be enhanced by the employment of Fuller. The Company desires therefore to secure the benefit of Fuller's experience and ability. In order to retain the services of Fuller in the manner set forth below, the Company desires to offer Fuller a compensation package which recognizes the significance of his individual contribution to the future growth, profitability and success of the Company and allows him to draw a salary commensurate with his knowledge and experience.

     NOW THEREFORE, on the basis of the foregoing facts and in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Employment. The Company hereby agrees to employ Fuller and Fuller hereby accepts employment with the Company, upon the terms and subject to the conditions hereinafter set forth.

     2. Term. The term of this Agreement (the "Term") shall commence on June 21, 1995 (the "Commencement Date"), and shall continue in effect for a period of thirty-six (36) months, expiring on June 20, 1998 unless otherwise extended as hereinafter provided. The Term shall be automatically extended for additional twelve-month periods on June 21, 1998 and on each June 21 thereafter, unless the Company notifies Fuller in writing that such extension shall not take place, ninety (90) days prior to any such June 21 extension date; provided that, if a Change of Control of the Company (as defined in Section 11(b)) shall have occurred during the original or extended Term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change of Control occurred, as provided in Section 11(a).

     3.   Position; Duties.

          (a) The Company and Fuller agree that, subject to the provisions of this Agreement and subject to the direction of the Chief Executive Officer and the Board of Directors of the Company (the "Board"), the Company shall, during the Term, employ Fuller and Fuller shall serve as Executive Vice President, Medical Information Systems and Academic Development or in such other position as the Company or the Board may determine from time to time. Fuller shall report directly to the Chief Executive Officer of the Company and shall be subject to the supervision of, and shall have such authority as is delegated to him by the Chief Executive Officer or the Board which shall include, but not be limited to, those activities set forth on Exhibit A attached hereto. Fuller shall be based at the Company's headquarters in Massachusetts and shall not be obligated to relocate outside the metropolitan Boston area to perform his duties and responsibilities without his prior written consent.

          (b) Fuller hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer of the Company or the Board shall from time to time reasonably assign to him. Fuller agrees to devote 40% of his entire business time, attention and energies to the business and interests of the Company during the Term. Fuller agrees to abide by the written rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

     4. Member of the Board. Throughout the Term, Fuller shall be eligible to serve as a Director of the Company and a member of the Board. The Company agrees that it shall nominate Fuller for election as a Director of the Company at all elections of the members of the Board during the Term unless Fuller declines to stand for election.

     5. Compensation. As compensation for Fuller's employment hereunder, the Company shall pay to Fuller a base salary payable in equal semi-monthly installments at the annual rate of $175,000 or such greater base salary as the Chief Executive Officer of the Company may from time to time approve.

     6. Vacation. Fuller shall be entitled to four (4) weeks of vacation time each year, to be pro-rated monthly for partial years, during the Term. If Fuller does not utilize all vacation in the year earned, the unused vacation time in any year shall not carry over to the next year.

     7. Expenses. The Company shall reimburse Fuller for all reasonable travel, entertainment and other expenses incurred or paid by Fuller in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Fuller of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Chief Executive Officer or the Board.

     8. Restricted Stock Award. Pursuant to the Company's 1995 Restricted Stock Plan (the "Restricted Stock Plan"), the Company shall issue to Fuller 618,750 shares of Common Stock of the Company, $.01 par value per share (the "Founder's Shares"), at a purchase price of $.01 per share, subject to vesting and the Company's right to repurchase at $.01 per share, in the event that all of Fuller's Founder's Shares do not vest and are forfeited in accordance with the Restricted Stock Plan (which shall provide for, among other things, a vesting schedule based on (i) performance targets for the Company as set by the Board, (ii) performance targets for executive recipients as agreed to between the Chief Executive Officer of the Company and such executive, and (iii) the duration of such executive's employment with the Company). On the date hereof, Fuller and the Company shall enter into a Restricted Stock Agreement substantially in the form attached hereto as Exhibit B (the "Restricted Stock Agreement").

     9. Employment Termination. The employment of Fuller by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:
          (a) Expiration of the Term in accordance with Section 2;

          (b) At the election of the Company, for Cause, immediately upon written notice by the Company to Fuller. For the purposes of this Section 9(b), "Cause" for termination shall be deemed to exist upon (a) a good faith finding by the Company of failure of Fuller to perform his assigned duties for the Company, dishonesty, gross negligence or misconduct, or (b) the conviction of Fuller of, or the entry of a pleading of guilty or nolo contendere by Fuller to, any crime involving moral turpitude or any felony;

          (c) Thirty days after the death or disability of Fuller. As used in this Agreement, the term "disability" shall mean the inability of Fuller, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Fuller and the Company, provided that if Fuller and the Company do not agree on a physician, Fuller and the

Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

          (d) At the election of either party, upon not less than sixty (60) days' prior written notice of termination.

     10.  Effect of Termination of Employment.

          (a) Termination for Cause or at Election of Either Party. In the event Fuller's employment is terminated for Cause pursuant to Section 9(b), or at the election of either party pursuant to Section 9(d), the Company shall pay to Fuller the compensation and benefits otherwise payable to him under Section 5 through the last day of his actual employment by the Company.

          (b) Termination for Death or Disability. If Fuller's employment is terminated by death or because of disability pursuant to Section 9(c), the Company shall pay to the estate of Fuller or to Fuller, as the case may be, the compensation which would otherwise be payable to Fuller up to the end of the month in which the termination of his employment because of death or disability occurs.
          (c) Survival. The provisions of Sections 13 and 14 shall survive the termination of this Agreement.

     11.  Termination in the Event of a Change of Control.

          (a) In the event a Change in Control (as defined in Subsection (b) below) shall occur during the Term and Fuller's employment with the Company is subsequently terminated or terminates for any reason within twenty-four (24) months after such Change in Control other than by reason of (i) disability or death, or (ii) termination by the Company for

Cause, Fuller shall be entitled to receive the vesting of the Founder's Shares and the exercisability of stock options Fuller then holds as set forth in Subsection (c) of this Section 11.


          (b) A "Change in Control" shall occur or be deemed to occur if any of the following events occur:

              (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

              (ii) Individuals who, as of the Commencement Date, constitute the Board (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

              (iii) the stockholders of the Company approve a reorganization, merger or consolidation of the Company with any other corporation or the sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

               (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          (c) The Fuller Stock Restriction Agreement and all stock options for the purchase of the Company's Common Stock granted to Fuller by the Company under any of the Company's stock option plans shall provide for acceleration of the vesting of the Founder's Shares and the full and immediate exercisability of each such option upon the occurrence of a Change of Control.

          (d) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Fuller in connection with a Change of Control or the termination of Fuller's employment (all such payments and benefits, including those set forth in Section 11(c) being hereafter called "Total Payments"), would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code ("IRC") (the "Excise Tax"), then the Total Payments may be reduced, in such order and manner as Fuller may elect, so that no portion of the Total Payments is subject to the Excise Tax if (i) the net amount of such Total Payments, as so reduced (and after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) is greater than (ii) the excess of
(A) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (B) the amount of Excise Tax to which Fuller would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Fuller shall have effectively waived in writing prior to the date of his termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the IRC (including by reason of Section 280G(b)(4)(A) of the IRC) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of
Section 280G(b)(4)(B) of the IRC, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the IRC. Prior to the payment of any of the Total Payments, the Company shall provide Fuller with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for Fuller to evaluate the Company's calculations.

     12. Indemnification. Fuller shall be fully indemnified by the Company in his capacity as an officer and director of the Company to the extent permitted by Delaware law.

     13.  Non-Compete.

          (a) So long as Fuller is employed by the Company and for a period of one year after the termination or expiration of his employment, Fuller will not directly or indirectly:

              (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage directly or indirectly in any business or entity which (i) operates, develops or manages physician practice management entities or (ii) develops, designs, produces, markets or sells managed care products, of the kind or type developed or which were being developed, produced, marketed or sold by the Company while Fuller was employed by the Company, to the extent such engagement assists such business or entity in competing with the business conducted by the Company in any city in which the Company conducts material operations; or

              (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

              (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by Fuller while employed by the Company.

          (b) The Company acknowledges and agrees that, notwithstanding anything else to the contrary contained herein, none of Fuller's activities undertaken in connection with his employment by the Massachusetts General Hospital and the Harvard Medical School, including but not limited to his activities as a director or manager of any physician's network or physician's organization or of any integrated healthcare delivery system developed by Massachusetts General Hospital and Harvard Medical School, shall be deemed a violation of this Section
13. If any restriction set forth in this Section 13 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (c) The restrictions contained in this Section 13 are necessary for the protection of the business and goodwill of the Company and are considered by Fuller to be reasonable for such purpose. Fuller agrees that any breach of this Section 13 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

     14.  Proprietary Information and Developments.

          (a) Proprietary Information.

              (i) Fuller agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists and contracts at or knowledge of customers or prospective customers of the Company. Fuller will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by Fuller.

              (ii) Fuller agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Fuller or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Fuller only in the performance of his duties for the Company.

              (iii) Fuller agrees that his obligation not to disclose or use information, know-how and records of the types set forth in Subsection (a) of this Section 14, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Fuller in the course of the Company's business.

          (b) Developments.

              (i) Fuller will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Fuller or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

              (ii) Fuller agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, Subsection (b) of this Section 14 shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by Fuller not during his working hours for the Company, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

              (iii) Fuller agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Fuller shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

          (c) Other Agreements. Fuller hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Fuller further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

     15. Assignment. Neither this Agreement nor any rights or benefits hereunder shall be subject to execution, attachment or similar process nor may this Agreement or any rights or benefits hereunder be assigned, delegated, transferred, pledged or hypothecated, without the written consent of both parties hereto, and any such assignment, delegation, transfer, pledge, hypothecation, execution, attachment or similar process shall be null and void.

     16.  Successors; Binding Agreement.

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly in writing and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of succession shall be a breach of this Agreement. As used in this Agreement, "the Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by Fuller's personal or legal representatives, executors, administrators, successors, heirs, distributees, deviseesand legatees. Any amounts payable by the Company to Fuller after the date of his death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there is no such designee, to his estate.

     l7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement is found to be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     18. Notices. All notices, requests, demands and other communication hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by United States Postal Service certified or registered mail, prepaid, to the parties or their permitted assignees at the Company, in the case of the Company, 950 Winter Street, Suite 2410, Waltham, MA 02154, with a copy to Paul P. Brountas, Esq., Hale and Dorr, 60 State Street, Boston, Massachusetts 02109 or such address as shall constitute the Company's headquarters and in the case of Fuller at the last address shown in the personnel records of the Company, or at such other address as shall be given in writing by either party to the other. The date of such personal delivery or the third business day following the date of mailing shall be deemed to be the date of such notice, demand or communication.

     19. Waiver and Modification. Any waiver, alteration or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto from time to time may waive any of his or its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereunder.

     20. Captions and Headings. Captions and section headings used herein are for convenience only, are not a part hereof and shall not be used in construing this Agreement.

     21. Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties hereto and, except as otherwise provided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the employment of Fuller by the Company.

     22. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except where Federal law governs.

     23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.


          [The rest of this page has been left blank intentionally.]

     IN WITNESS WHEREOF, the parties have executed this Agreement below:




DATED:  June 21, 1995                    PHYSICIANS QUALITY CARE, INC.



                                         By:  /s/ Jerilyn P. Asher
                                             ___________________________
                                             Jerilyn P. Asher
                                             President and Chief
                                             Executive Officer



DATED:  June 21, 1995                         /s/ Arlan F. Fuller, M.D.
                                             ___________________________
                                             Arlan Fuller, Jr., M.D.

                                   Exhibit A


Develop strategy in connection with the academic and business development of the Company, including engaging in the identification of new market opportunities with respect to academic medical centers and the identification and development of new product and service markets.


Provide expertise and advice in connection with the corporate governance and structure of the Company and the professional corporations which comprise its affiliated physician groups.


Serve as a member of the Company's National Medical Advisory Board and as an informal advisor to the Company's National Council of Regional Service Organizations.


Evaluate technology and develop strategy for the Company in connection with the development of its medical information systems.


Serve as a member of the Executive Committee which shall interface with business development, finance, managed care, marketing, operations and systems development.

                                 AMENDMENT TO
                             EMPLOYMENT AGREEMENT


     WHEREAS, pursuant to an Employment Agreement dated as of June 21, 1995 (the "Agreement"), Physicians Quality Care, Inc. (the "Company") and Dr. Arlan Fuller, Jr. ("Fuller") entered into an employment relationship.

     WHEREAS, the Company and Fuller wish to clarify the Agreement and to provide for certain additional terms of the Agreement.

     NOW THEREFORE, in consideration of these promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Section 6 of the Agreement is hereby amended to add a new clause at the end thereof, as follows: ";provided, however, that upon receipt of approval from the Company's Compensation Committee or, if there is no Compensation Committee, the Company's Board of Directors, Fuller may elect to receive additional salary in lieu of any unused vacation time at a rate per week equal to his annual base salary divided by fifty-two."

     IN WITNESS WHEREOF, authorized signatories of the parties have hereunto set their hands as of this ______ day of January, 1996.


PHYSICIANS QUALITY CARE, INC.                    DR. ARLAN FULLER, JR.
     (the "Company")                                  ("Fuller")


By:  /s/ Jerilyn Asher                           /s/ Arlan F. Fuller
    ____________________________                _____________________________
    Its: